Exhibit 4.7

FORM OF

INVESTOR AGREEMENT

This INVESTOR AGREEMENT (this “Agreement”), effective as of                   , 20     (the “Effective Date”), is between First Western Financial, Inc., a Colorado corporation (the “Company”) and each of the investors who is a signatory hereto (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, the Shareholders have purchased shares of the Company’s common stock, no par value per share (“Common Stock”) in a private offering (the “Offering”) pursuant to the terms of the Company’s confidential private placement memorandum dated August 18, 2017 at a price of $28.50 per share (the “Purchase Price”); and

WHEREAS, pursuant to the terms of the Offering, each Offering Share includes a onetime right pursuant to which the holder of such Offering Share (as defined below) may be issued additional shares of Common Stock upon the occurrence of certain events and subject to certain conditions and limitations, each as set forth herein (the “Make Whole Right”); and

WHEREAS, the Shareholders and the Company desire to enter into this Agreement to memorialize in writing the terms of the Make Whole Right.

NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound hereby:

1.                                      Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

(a)                                 “Change of Control” means any of the following: (i) any person (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) other than a person who is a shareholder of the Company as of the Effective Date that acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company; or (ii) the Company’s shareholders approve: (A) a merger or consolidation of the Company and the shareholders of the Company immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity surviving or resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(b)                                 “Consummation” means: (i) with respect to an IPO, the commencement of trading of shares of Common Stock on a national securities exchange; (ii) with respect to a Subsequent Capital Raise, except as set forth in Section 2(b), the closing of the private offering and release of subscription funds to the Company; or (iii) with respect to a Change in Control, the closing of the transaction that constitutes a Change in Control.

(c)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)                                 “IPO” means an initial offering of Common Stock pursuant to an effective Registration Statement filed under the Securities Act (other than a registration: (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement); (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto); or (iii) in connection with any dividend or distribution reinvestment or similar plan).

(e)                                  “Make Whole Share” means a share of Common Stock issued pursuant to the Make Whole Right.

(f)                                   “Offering Share” means a share of Common Stock purchased pursuant to the Offering.

(g)                                  “Reference Price” means: (i) with respect to an IPO, the 10 day volume weighted average price for the Common Stock commencing on the trading day that is 20 business days following the effective date of the IPO; or (ii) with respect to a Subsequent Capital Raise or a Change of Control, the average net fair value of consideration received for each share of Common Stock sold, as determined by the Company’s board of directors in its sole discretion.

(h)                                 “Registration Statement” means any registration statement of the Company, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

(i)                                     “Securities Act” means the Securities Act of 1933, as amended.

(j)                                    “Subsequent Capital Raise” means a private offering or offerings of Common Stock for cash with aggregate total consideration of $10,000,000 or more. For purposes of determining whether a condition set forth in Section 2(a) has been satisfied, the consideration received from each such private offering shall be aggregated. Notwithstanding the foregoing, the issuance of the following shall not be considered to be a Subsequent Capital Raise, nor shall consideration received from the issuance of any of the following be considered for purposes of determining whether a Subsequent Capital Raise has occurred or a condition set forth in Section 2(a) has been satisfied: (i) Offering Shares; (ii) shares of Common Stock issued in connection with any merger, acquisition of some or all of the business or assets of any third party or any similar corporate transaction; (iii) shares of Common Stock issued pursuant to any Company benefit, incentive, stock ownership or similar plan including, but not limited to, pursuant to the exercise of stock options or the vesting of shares of restricted stock; or (iv) any debt of the Company or any equity securities of the Company other than Common Stock.

2.                                      Make Whole Right.

(a)                                 Except as otherwise set forth herein, the Company shall issue Make Whole Shares with respect to each Offering Share as set forth below upon the satisfaction of any of the following conditions on or after the Effective Date:

i.                                          If on or before December 31, 2018, the Company Consummates: (i) an IPO; (ii) a Subsequent Capital Raise; or (iii) a Change of Control, the Company shall issue with respect to each Offering Share additional shares of Common Stock necessary to achieve a 10% increase from the Purchase Price (the “2018 Make Whole Shares”). The calculation for purposes of determining the number of 2018 Make Whole Shares issuable for each Offering Share shall be as follows: (($31.35 / Reference Price) — 1). In the event that the result of such calculation is zero or a negative number, no Make Whole Shares shall be issued.

ii.                                       If between January 1, 2019 and December 31, 2019, the Company Consummates: (i) an IPO; (ii) a Subsequent Capital Raise; or (iii) a Change of Control, the Company shall issue with respect to each Offering Share additional shares of Common Stock necessary to achieve a 20% increase from the Purchase Price (the “2019 Make Whole Shares”). The calculation for purposes of determining the number of 2019 Make Whole Shares issuable for each Offering Share shall be as follows: (($34.20 / Reference Price) — 1). In the event that the result of such calculation is zero or a negative number, no Make Whole Shares shall be issued.

iii.                                    If as of December 31, 2019, the Company has not Consummated an IPO, a Subsequent Capital Raise or a Change of Control, the Company shall issue with respect to each Offering Share additional shares of Common Stock equal to a 20% increase in the Purchase Price from $28.50, i.e., 0.2 shares of Common Stock for each Offering Share.

(b)                                 If a Subsequent Capital Raise is achieved through the aggregation of the proceeds of multiple private offerings, the Subsequent Capital Raise shall be deemed to have been Consummated on the date of Consummation of the first private offering constituting part of the Subsequent Capital Raise.

(c)                                  Each Make Whole Share issued by the Company will be fully paid and non-assessable. The number of Make Whole Shares issued to a Shareholder shall be rounded up or down to the nearest whole share, and no fractional shares will be issued.

(d)                                 Notwithstanding anything else provided herein, pursuant to the Make Whole Right, the Company shall not issue more than 0.5 shares of Common Stock per Offering Share. For the avoidance of doubt, the Make Whole Right is a one-time right and in the event that more than one condition set forth in Section 2(a) is satisfied, the Company shall be obligated to issue Make Whole Shares only once, with respect to the first such condition to be satisfied.

3.                                      Issuance of Make Whole Shares. Upon the issuance by the Company of any Make Whole Shares pursuant to Section 2 of this Agreement, the Company shall deliver within 30 days after the satisfaction of a condition set forth in Section 2, at the Company’s election, either certificates representing such shares to the holder of Offering Shares or notification to such holder that such shares have been issued to the holder in book-entry form. Notwithstanding the foregoing, the Company may make the issuance of Make Whole Shares to a holder of Offering Stock subject to the holder’s execution of such additional documents and certifications, and the Company may place such restrictive legends or endorsements on certificates or entries evidencing the Make Whole Shares, as may be reasonably required for the Company to fulfill its obligations under applicable law.

4.                                      Shareholder Representations and Warranties. Each Shareholder hereby represents and warrants to the Company as follows:

(a)                                 The Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

(b)                                 No consent, approval or agreement of any individual or entity is required to be obtained by the Shareholder in connection with the execution and performance by the Shareholder of this Agreement or the execution and performance by the Shareholder of any agreements, instruments or other obligations entered into in connection with this Agreement.

5.                                      Restrictions on Transferability.

(a)                                 Shareholder understands and agrees that, unless registered pursuant to an effective Registration Statement in connection with an IPO, the Make Whole Shares will not be registered under the Securities Act or under the securities laws of any state. The Make Whole Right and the Make Whole Shares cannot be resold, pledged, assigned or otherwise disposed of unless they are registered under the Securities Act and under the applicable securities laws of such states or unless an exemption from such registration is available with respect thereto. As a result, each Shareholder agrees that the Shareholder will not sell, assign, hypothecate or otherwise transfer the Make Whole Right or the Make Whole Shares without registration under the Securities Act or a valid exemption therefrom.

(b)                                 Each Shareholder further agrees and understands that the Make Whole Right may not be sold, assigned, hypothecated or otherwise transferred except in connection with the simultaneous sale, assignment, hypothecation or transfer of the Offering Shares pursuant to which the Make Whole Right was granted to the Shareholder. Any such sale, assignment, hypothecation or transfer shall be effective only upon the transferee’s valid execution and delivery to the Company of a counterpart to this Agreement, along with such other documents and certifications as may be reasonably required by the Company.

6.                                      Term and Termination.

(a)                                 This Agreement shall continue in effect until terminated as set forth herein. This Agreement shall terminate upon the earliest to occur of: (i) the issuance of Make Whole Shares pursuant to the terms hereof; (ii) the Consummation of an IPO, Subsequent Capital Raise or Change of Control, in each case with a Reference Price of over $31.35 per share of Common Stock on or prior to December 31, 2018, in which case no Make Whole Shares will be issued or (iii) the Consummation of an IPO, Subsequent Capital Raise or Change of Control, in each case with a Reference Price of over $34.20 per share of Common Stock between January 1, 2019 and December 31, 2019, in which case no Make Whole Shares will be issued.

(b)                                 Upon the termination of this Agreement for any reason, the Make Whole Right shall immediately cease and shall be of no further force or effect.

7.                                      Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.                                      No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.                                      Amendment. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Shareholders holding at least two-thirds of the Offering Shares; provided, however, that any amendment or waiver of any provision of this Agreement that would adversely affect the rights of any Shareholder in a manner that is adverse relative to the treatment of any other Shareholder shall also require the prior written consent of such Shareholder. The Company will promptly deliver a copy of each such amendment to each Shareholder and each such amendment shall be binding upon each party hereto; provided that the failure to deliver a copy of such amendment shall not impair or affect the validity of such amendment.

10.                               Notices. All notices or other communications required under this Agreement shall be considered to have been duly given five business days after being sent by certified or registered mail, return receipt requested, to the party at the address indicated on the signature page to this Agreement or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

11.                               Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

12.                               No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13.                               Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

14.                               Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provisions in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision.

15.                               Governing Law; Venue. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Colorado. Any dispute arising from this Agreement shall be adjudicated in the state or federal courts in Denver County, Colorado.

16.                               Survival. The provisions of Sections 4, 5, 7, 10, and 12 through 16 shall survive any termination of this Agreement.

17.                               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

[Signatures pages follow.]

IN WITNESS WHEREOF, the Shareholders and the Company have caused their respective signature pages to this Agreement to be duly executed as of the Effective Date.

COMPANY

FIRST WESTERN FINANCIAL, INC.

By:
Name:
Title:
1900 16th Street, Suite 1200
Denver, CO 80202

IN WITNESS WHEREOF, the Shareholders and the Company have caused their respective signature page to this Agreement to be duly executed as of the Effective Date.

SHAREHOLDER

By:
Address: